CERTIFICATE OF DESIGNATION

OF

SERIES E CONVERTIBLE PREFERRED STOCK

OF

FLINT TELECOM GROUP, INC.

_________________________

Flint Telecom Group, Inc., a Nevada corporation (the "Company") certifies that pursuant to the authority contained in ARTICLE IV of its Articles of Incorporation, as amended (the "Articles of Incorporation"), the Board of Directors of the Company (the "Board of Directors"), by unanimous written consent in lieu of a meeting effective February 5, 2010, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Articles of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock, having no par value per share, which shall be designated as Series E Convertible Preferred Stock, and which shall have the voting powers, designations, preferences, limitations, restrictions, and relative rights as follows:

CERTIFICATE OF DESIGNATION OF
SERIES E CONVERTIBLE PREFERRED STOCK
OF FLINT TELECOM GROUP, INC.

1.           Designation, Amount, Par Value, Liquidation Value and Rank.

a.  The Preferred Stock authorized under this Certificate of Designation shall be designated as the Series E Convertible Preferred Stock (the “Series E Preferred”), and the   number of shares so designated shall be 302,000 subject to adjustment for any stock splits, stock dividends or similar transactions affecting the Series E Preferred, and which shall not be subject to increase without the consent of each holder of the Series E Preferred (each, a “Holder”, and collectively, the “Holders”).  Each share of Series E Preferred, having no par value per share, shall have a liquidation value of €10.00 per share (the “Liquidation Value”).

b.  The Series E Preferred shall, with respect to dividends and distributions upon liquidation, dissolution or winding up of the Company, rank senior to all classes of Common Stock and below the Series C Preferred Stock, and pari passu with the Series D Preferred and any other series of Preferred Stock that is not, expressly by its terms, made junior to the Series E Preferred. No class of equity securities of the Company shall be senior to the Series D or E Preferred as to dividends, distributions and upon liquidation, dissolution or winding up without the prior written consent of all of the Series D and E Holders.

2.           Dividends.  The Holders of the Series E Preferred shall be entitled to receive a fourteen percent (14%) per annum dividend payment, payable monthly the first payment of which will be February 28, 2010.  A penalty rate of one half of one percent (0.5%) per month on the total amount outstanding will apply for dividend payments that are more than ten (10) business days late, and will continue to apply and accrue until default payments are caught up in full.

3.           Voting Rights. Except as expressly provided otherwise herein, or as required by law, the holders of shares of Series E Preferred Stock shall vote together as a single class with the holders of the Common Stock, on the basis of one vote per share of Series E Preferred Stock.

4.           Liquidation.

a.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of record of the Series E Preferred shall be entitled to receive, out of the assets of the Company and before any distribution or payment is made upon any shares of Common Stock or any series of Preferred Stock junior in rank to the Series E Preferred, for each share of Series E Preferred, an amount per share equal to the greater of (i) the Liquidation Value or (ii) the assets of the Company available for distribution to its stockholders, distributed ratably among the Holders of the outstanding Preferred Stock (determined on an “as converted” basis) and the holders of all of the outstanding capital stock of the Company.  If the assets of the Company shall be insufficient to pay in full all amounts due to the Holders of the Series E Preferred then the entire assets of the Company shall be distributed to such Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

b.  After setting apart or paying in full the amounts described in Section (4)(a) hereof, the holders of record of Common Stock and any Preferred Stock junior in rank to the Series E Preferred shall be entitled to participate in any distribution of any remaining assets of the Company, and the Holders of the Series E Preferred shall not be entitled to participate in such distribution.

c.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

5.           Mechanics of Conversion.

a.           Holder’s Delivery Requirements.   Each share of Series E Preferred shall be convertible, at the option of the Holder thereof, at any time after the Original Issue Date, into that number of fully paid and non-assessable shares of Common Stock as is determined by the quotient of (i) €10.00 over (ii) the Conversion Price in effect at the time of conversion, determined as hereinafter provided.  The initial and minimum Conversion Price shall be $0.275 per common share, subject to adjustment from time to time as follows: the Conversion Price shall be at a 20% discount to the Per Share Market Value at time of conversion (the “Conversion Price”). A Holder shall effect conversions by surrendering to the Company the certificate or certificates representing the shares of Series E Preferred to be converted, together with a copy of the form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”).  Each Conversion Notice shall specify the Holder, the number of shares of Series E Preferred to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the “Conversion Date”).  If no Conversion Date is specified in a Conversion Notice the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 11.  Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

b.  Company’s Response.  Not later than five (5) Trading Days after any Conversion Date, the Company will use  its best efforts to cause to be delivered to the Holder, or to such Holder’s designee, (i) a certificate or certificates which shall contain the necessary restrictive legends and trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of shares of Series E Preferred and (ii) if the Holder is converting less than all shares of Series E Preferred represented by the certificate or certificates tendered by the Holder with the Conversion Notice, one or more certificates representing the number of shares of Series E Preferred not converted.

6. Reservation of Shares.  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issuance upon conversion of the Series E Preferred and free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of Series E Preferred, not less than 100% of such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series E Preferred (without regard to any limitations on conversion).  The Company shall, from time to time in accordance with Nevada law, take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series E Preferred.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued and fully paid, nonassessable and, subsequent to the effectiveness of the Initial Registration Statement (as defined in the Registration Rights Agreement), freely tradable.

7.           Adjustment of Conversion Price.

a.      Common Stock Dividends; Common Stock Splits; Reclassification.  If the Company, at any time after the Original Issue Date shall (a) subdivide outstanding shares of Common Stock into a larger or smaller number of shares or (b) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or re-classification.

b.      Rounding.  All calculations under this Section 7 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

c.      Notice of Adjustment.  Whenever the Conversion Price is adjusted pursuant to this Section 7 the Company shall promptly mail to the Holders a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.  Such notice shall be signed by the chairman, president or chief financial officer of the Company.

d.      Change of Control; Compulsory Share Exchange. In case of (A) any Change of Control Transaction or (B) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (each, an “Event”), lawful provision shall be made so that the Holders shall have the right thereafter to convert the shares of Series E Preferred for shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Event, and the Holders shall be entitled upon such Event to receive such amount of shares of stock and other securities, cash or property as the shares of the Common Stock of the Company into which the shares of Series E Preferred could have been converted immediately prior to such Event (without taking into account any limitations or restrictions on the convertibility of the Securities) would have been entitled.  The provisions of this Section 7(d) shall similarly apply to successive Events.

e.           Notice of Certain Events.  If:

(i)         the Company shall declare a dividend (or any other distribution) on its Common Stock;

(ii)         the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock;

(iii)	the Company shall authorize the granting to the holders of its Common Stock rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;

(iv)         the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(v)         the Company shall authorize the Liquidation of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of the conversion of the Series E Preferred, and shall cause to be delivered to the Holders at the address specified herein, at least 30 (thirty) calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, or granting of options, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights, options or warrants are to be determined or (b) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  Nothing herein shall prohibit the Holders from converting shares of Series E Preferred held by such Holder during the 30-day period commencing on the date of such notice to the effective date of the event triggering such notice.

8.   Transferability; Right of First Refusal. The holders of the Series E Preferred shall be entitled, at their option, to transfer the Series E Preferred to a third party, but only after giving the Company a right of first refusal.  The Company shall have a right of first refusal with respect to any offer to transfer the Series E Preferred to any third party(ies) undertaken by the holders, as follows.  In the event that the holders propose to sell, assign or otherwise transfer ownership of the shares (a “Proposed Transaction”), then the holders shall send to the Company a notice in writing of all of the terms of the Proposed Transaction (such notice, the “Offer Notice”).  The Offer Notice shall constitute an irrevocable offer to sell the securities which are the subject of the

Proposed Transaction (the “Offered Securities”) to the Company, on the basis described in the Proposed Transaction.

At any time within ten (10) business days after receipt by the Company of the Offer Notice (the “Option Period”), the Company may elect to accept the offer to purchase with respect to all of the Offered Securities under identical terms of the Proposed Transaction and shall give written notice of such election (the “Acceptance Notice”) to the Company within the Option Period.  The closing for any purchase of Offered Securities by the Company shall take place within thirty (30) days following the expiration of the Option Period.   After the expiration of the Option Period, if the Company has not provided to the holders an Acceptance Notice for all of the Offered Securities under identical terms of the Proposed Transaction, then the holders may offer such Offered Securities on identical terms to third parties.  However, in the course of negotiation with third parties, if the terms of the Proposed Transaction are materially modified, then the holders shall again send an Offer Notice to the Company outlining any such material modification of the Proposed Transaction (the “Revised Transaction”) and shall grant the Company a new Offering Period in which to accept such Revised Transaction

9.	Optional Redemption.

a.  Redemption by the Company.  The Company may, at its option and subject to the conditions set forth herein, redeem the shares of Series E Preferred if the Per Share Market Value exceeds $1.85 for thirty (30) consecutive Trading Days.  The Company may redeem the Series E Preferred, in whole and not in part, at a price per share equal to the Liquidation Value, together with any other amounts due in respect thereof through the Redemption Date (as defined in Section 9(c) (the “Redemption Price”).

b.   Mechanics of Redemption.  The Company shall exercise its right to redeem the Series E Preferred by delivering to the registered Holders of the Series E Preferred a redemption notice (a “Redemption Notice”), upon at least ten (10) Business Days prior written notice (such date that the notice is given, the “Redemption Notice Date”) by facsimile and overnight courier.  Such Redemption Notice shall indicate the Redemption Price and a confirmation of the date (“Redemption Date”) that the Company shall effect the redemption, which date shall be not less than ten (10) business days and not more than sixty (60) calendar days after the Redemption Notice Date.  Notwithstanding anything in this Section 9, the Company shall convert any and all shares of Series E Preferred delivered  pursuant to Section 5 hereof if the Conversion Notice for such shares of Series E Preferred is delivered prior to the  Redemption Date. The Company shall pay the applicable Redemption Price to the Holder of the shares of Series E Preferred being redeemed in cash on the Redemption Date.

10.           Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such

 Person, whether through ownership of voting securities, by contract or otherwise; and the terms
“controlling” and “controlled” have meanings correlative to the foregoing.

 “Appraiser” means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.

 “Common Stock” means the Company’s common stock, $.01 par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Price” has the meaning set forth in Section 5(a).

“Liquidation Value” has the meaning set forth in Section 1 hereof.

“Original Issue Date” shall mean the date of the first issuance of any shares of the Series E Preferred, regardless of the number of transfers of any particular shares of Series E Preferred and regardless of the number of certificates which may be issued to evidence such Series E Preferred.

“Per Share Market Value” means on any particular date (a) the average closing bid price per share of the Common Stock on such exchange or quotation system on the date nearest preceding such date and over the twenty trading days preceding such date, or (b) if the Common Stock is not listed then on any exchange, the average closing bid price for a share of Common Stock in the over-the-counter market, as reported by the NASDAQ or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date and over the preceding twenty trading days from such date, or (c) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority in interest of the shares of the Series E Preferred; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select, in good faith, an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Preferred Stock” means the preferred stock of the Company, having no par value per share.

“Underlying Shares” means the number of shares of Common Stock into which the Series D Preferred are convertible in accordance with the terms hereof.

11.           Notices.  Except as otherwise provided in the event of conversion of shares of Series E Preferred, all notices or other communications required hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received) telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 6:00 p.m. EST where such notice is to be received), or the first business day following such delivery (if received after 6:00 p.m. EST where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur; and shall be regarded as properly addressed if sent to (i) the Company, to Flint Telecom Group, Inc., 327 Plaza Real, Suite 319, Boca Raton, FL 33432,  Attn:  Chief Legal Officer, facsimile (561) 394-2906, and (ii) if the Holders, at their respective addresses set forth in the books and records of the Company, or such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested.

12.           Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any stock certificates representing the shares of Series E Preferred, and, in the case of loss, theft or destruction, of any indemnification undertaken by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such Series E Preferred stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Series E Preferred into Common Stock.

13.           Remedies Characterized; Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation.  The Company covenants to each Holder of Series E Preferred that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Series E Preferred and that the remedy at law in the event of any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Series E Preferred shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14.           Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.  This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Purchasers (as defined in this Purchase Agreement) and shall not be construed against any Person as the drafter hereof.

15.           Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder of Series E Preferred in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

               16.     Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series E Preferred shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

17.           Payment of Tax Upon Issue of Transfer.  The issuance of certificates for shares of the Common Stock upon conversion of the Series E Preferred Shares shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders so converted, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

18.           Shares Owned by Company Deemed Not Outstanding. In determining whether the Holders of the outstanding shares of Series E Preferred have concurred in any direction, consent or waiver under this Certificate of Designation, shares of Series D Preferred which are owned by the Company or any other obligor thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided, that any Series E Preferred owned by the Holders shall be deemed outstanding for purposes of making such a determination.  Shares of the Series E Preferred so owned which have been pledged in good faith may be regarded as outstanding if (i) the pledgee establishes to the satisfaction of the Holders and the Company the pledgee’s right so to act with respect to such shares and (ii) the pledgee is not the Company or any other obligor of the Company.

19.           Communications.  The holders of the Series E Preferred shall be entitled to receive, and the Company shall deliver pursuant to Section 11 hereof, all  communications sent by the Company to the holders of the Common Stock.

20.           Reacquired Shares. Any shares of Series E Preferred redeemed, purchased, converted or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of the Company’s Series E Preferred and shall be retired promptly after the acquisition thereof.  All such shares shall become, upon their retirement (and the filing of any certificate required in connection therewith pursuant to the General Corporation Law of the state of Nevada), authorized but unissued shares of Preferred Stock.

21.	Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, Flint Telecom Group, Inc. has caused this Certificate of Designation to be signed by its Chief Executive Officer on this fifth day of February, 2010.

By: /s/ Vincent Browne
Name:  Vincent Browne
Title:           Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION
AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert shares of Series E Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock indicated below, into shares of common stock (the “Common Stock”), of Flint Telecom Group, Inc. (the “Company”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:	____________________________________________ Date to Effect Conversion
____________________________________________ Number of shares of Series E Preferred Stock to be Converted
____________________________________________ Number of shares of Common Stock to be Issued
____________________________________________ Applicable Conversion Price
____________________________________________ Name of Person to whom Shares of Common Stock are to be Issued
____________________________________________ Signature
____________________________________________ Name
____________________________________________ Address